Exhibit 10.2

AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT

THIS AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT (this “Amendment”) between Associated Banc-Corp and the Grantee is effective upon the Grantee’s (as defined on the cover page delivered simultaneously with this Amendment) consent hereto.

WHEREAS, Associated Banc-Corp previously awarded the Grantee under the Associated Banc-Corp 2013 Incentive Compensation Plan (the “Plan”) an award of Restricted Stock Units on [Insert Date] (the “Grant Date”);
WHEREAS, such award of Restricted Stock Units is evidenced by and subject to the terms of that certain Restricted Stock Unit Agreement (the “Agreement”) and certain cover page delivered simultaneously therewith, both of which the Grantee accepted;
WHEREAS, the Agreement provided that dividend equivalents would be credited to Grantee’s RSU Account as additional Restricted Stock Units; and
WHEREAS, Associated Banc-Corp intended that dividend equivalents credited to Grantee be payable in cash.
NOW, THEREFORE, effective upon the Grantee’s consent to this Amendment to Restricted Stock Unit Agreement, Associated Banc-Corp and the Grantee agree that the following terms shall apply to the Restricted Stock Units awarded to Grantee on the Grant Date.

All capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Plan.

1.	Amendments.

1.1    Paragraph 3 of the Agreement shall be deleted in its entirety and replaced by the following:

3.
Dividend Equivalents. Prior to settlement of the RSUs pursuant to Paragraph 8 below, the Company shall establish an account (a “Dividend Equivalent Account”) on its books for Grantee. Grantee’s Dividend Equivalent Account shall be credited with Dividend Equivalents based on the dividends paid or distributions made with respect to Shares. The amount of Dividend Equivalents credited to the Dividend Equivalent Account shall be determined by multiplying (a) by (b), where (a) is the total amount of dividends or distributions (as applicable) paid on a Share between the Grant Date and the date of settlement of the RSUs, and (b) is the number of RSUs vested on the Vesting Date. The Grantee’s Dividend Equivalent Account established pursuant to this Paragraph 3 shall be subject to the terms of this Agreement, including the vesting and settlement provisions of Paragraphs 5 and 8 below. A Dividend Equivalent Account shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing amounts credited to the Dividend Equivalent Account. The obligation to make distributions of amounts credited to the Dividend Equivalent Account shall be an unfunded, unsecured obligation of the Company.
1.2     The Agreement is hereby amended such that all vesting and forfeiture terms, payment terms, restrictions, and any other conditions that apply to RSUs prior to settlement shall apply in the same manner to Dividend Equivalents prior to settlement, in the same proportions that apply to RSUs, except that Dividend Equivalents credited to the Dividend Equivalent Account shall be settled by a cash payment to the Grantee rather than in Shares, paid to Grantee at the same time as RSUs under Section 8 of the Agreement.
    2.    Full Force and Effect. The remaining terms of the Agreement, except as specifically amended herein, shall remain in full force and effect.
3.    Condition to Accept Agreement. This Amendment shall not apply to the Agreement unless the Grantee consents to this Amendment via the Online Grant Agreement portal of Fidelity’s website, indicating Grantee’s acceptance of the terms and conditions of this Amendment. By consenting to this Amendment via the Online Grant Agreement portal of Fidelity’s website, the Grantee acknowledges and agrees to the terms and conditions of this Amendment, the cover page delivered simultaneously herewith, and the Plan.